                                                                HEI Exhibit 12.1
                                                                ----------------


Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                            Three months ended      Three months ended
                                                 March 31,               March 31,
                                        -----------------------------------------------
(dollars in thousands)                     1996 (1)    1996 (2)    1995 (1)    1995 (2)
- ---------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges
  The Company (3).........................  $30,277     $54,010     $27,776     $48,215
  Proportionate share of fifty-percent-
    owned persons.........................      174         174         191         191
Interest component of rentals.............      895         895         992         992
Pretax preferred stock dividend
  requirements of subsidiaries............    2,819       2,819       2,908       2,908
                                            -------     -------     -------     -------
TOTAL FIXED CHARGES.......................  $34,165     $57,898     $31,867     $52,306
                                            =======     =======     =======     =======

EARNINGS
Pretax income.............................  $32,902     $32,902     $31,160     $31,160
Fixed charges, as shown...................   34,165      57,898      31,867      52,306
Interest capitalized
  The Company.............................   (1,663)     (1,663)     (1,455)     (1,455)
  Proportionate share of fifty-percent-
    owned persons.........................     (174)       (174)       (191)       (191)
                                            -------     -------     -------     -------
EARNINGS AVAILABLE FOR FIXED CHARGES......  $65,230     $88,963     $61,381     $81,820
                                            =======     =======     =======     =======
RATIO OF EARNINGS TO FIXED CHARGES........     1.91        1.54        1.93        1.56
                                            =======     =======     =======     =======

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statement of income.